Exhibit 99.1

STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNERS

The undersigned individuals (the “Reporting Persons”) hereby designate Simon H. Stertzer (the “Designated Filer”) as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (collectively, the “Reports”), with respect to the securities of BioCardia, Inc. (the “Company”).

Each Reporting Person hereby further authorizes and designates each of Simon H. Stertzer, Peter Altman and David McClung (each, an “Authorized Signer”) to execute and file on behalf of such Reporting Persons the Reports with respect to the securities of the Company, including all Schedules 13D and 13G, and any amendments thereto, that the Reporting Persons may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Persons’ ownership of, or transactions in, securities of the Company.

The authority of the Designated Filer and each Authorized Signer under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G with respect to the Reporting Person’s ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and each Authorized Signer are not assuming any of the Reporting Person’s responsibilities to comply with Section 13(d) of Securities Exchange Act of 1934, as amended.

Date: November 1, 2016	SIMON H. STERTZER

	By:	/s/ Simon H. Stertzer
Simon H. Stertzer

Date: November 1, 2016	KIMBERLY STERTZER

	By:	/s/ Kimberly Stertzer
Kimberly Stertzer